Exhibit 99.1

Synthetech Reports Third Quarter Fiscal 2010 Results

Albany, Oregon, February 11, 2010 – Synthetech, Inc. (NZYM.OB) today announced financial results for the third quarter of fiscal 2010, which ended December 31, 2009.  Revenue for the quarter was $2.4 million, a 52% decrease compared to revenue of $5.0 million in the third quarter of fiscal 2009.  Operating loss for the current quarter was $555,000, compared to operating income of $623,000 for the same period last year.  Net loss for the current quarter was $650,000, or $0.04 per share, compared to last year’s third quarter net income of $566,000, or $0.04 per share.

For the first nine months of fiscal 2010, revenue of $11.1 million resulted in operating income of $1.1 million and net income of $958,000, or $0.06 per diluted share.  For the comparable period last year, revenue of $13.2 million resulted in operating income of $604,000 and net income of $494,000, or $0.03 per share.

International sales, mainly to Europe, were $772,000 and $5.8 million in the third quarter and first nine months of fiscal 2010, respectively, compared to $2.5 million and $6.5 million in the comparable periods of fiscal 2009.  International sales, like all of Synthetech's revenues, may be subject to significant quarterly fluctuations.

The net loss for the three months ended December 31, 2009 compared to the net income for the prior year’s corresponding period is primarily attributable to the decrease in revenue of $2.6 million between the two periods.  The improvement in gross income for the nine months ended December 31, 2009 compared to the corresponding period for the prior fiscal year is attributable primarily to: more favorable product mix; raw material and other cost reductions; and improved throughput and efficiencies.

Synthetech's cash and cash equivalents were $1.3 million at December 31, 2009, compared to $588,000 at March 31, 2009.  Working capital increased $1.1 million to $7.0 million as of December 31, 2009, compared to $5.9 million at March 31, 2009.  Synthetech had no outstanding balance on its credit facility at both December 31, 2009 and March 31, 2009.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,			Nine Months Ended December 31,
(in thousands, except per share data)	2009		2008	2009	2008

Revenue		$2,402	$5,037	$11,067	$13,245
Cost of revenue		2,079	3,416	7,093	9,693
Gross income		323	1,621	3,974	3,552

Research and development		220	318	762	950
Selling, general and administrative		658	680	2,093	1,998
Total operating expenses		878	998	2,855	2,948

Operating income (loss)		(555)	623	1,119	604

Interest income		2	1	7	6
Interest expense		(32)	(58)	(103)	(116)
Income (loss) before income taxes		(585)	566	1,023	494

Income taxes		65	-	65	-
Net income (loss)		$(650)	$566	$958	$494

Basic income (loss) per share	$	(0.04)	$0.04	$0.07	$0.03
Diluted income (loss) per share	$	(0.04)	$0.04	$0.06	$0.03

Referring to Synthetech's results, President and Chief Executive Officer Dr. Gregory Hahn stated, “Our pharmaceutical and biotech markets have faced significant pressure from the difficult economy this fiscal year.  However, plant efficiencies and reasonable sales have driven our improved profitability for the first nine months of fiscal 2010 compared to the prior year.”  Dr. Hahn also noted that “Synthetech believes reduced revenue for the quarter ended December 31, 2009 reflects in large part order deferrals by certain customers in light of difficult economic conditions and the uncertainty created by the initiative to reform health care.”  Looking forward, Dr. Hahn continued, “Our backlog of $1.9 million at the end of second quarter improved to $2.7 million by the end of third quarter.  Due to our significant improvements in costs and production efficiencies, we anticipate fiscal 2010 profitability to be similar to that of fiscal 2009 in spite of lower revenue.” Remarking on developments related to Synthetech's growth strategy, Dr. Hahn said, “We recently added new R&D capabilities in San Diego, California to take advantage of virtual pharmaceutical opportunities in pre-clinical phases and to seek to even out our quarterly revenues.”

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major and mid-size pharmaceutical, contract drug synthesis, emerging and established biotechnology and medical device companies.  Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Period to Period Fluctuations
Management anticipates that Synthetech’s revenue will continue to fluctuate significantly from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; the timing and amount of shipments; growth initiatives, including potential acquisitions; and the impact of the recent economic and credit crises and regulatory and political environment on the Company's business and customers.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of any significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; higher than expected cash use; production and shipping factors and timely access to raw materials; industry cost factors and conditions; general economic conditions; competition; government regulation; Synthetech's limited experience with acquisitions of other companies and obtaining financing; labor disputes; technological change; future incentive stock awards; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MOREINFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon  97321
541 967-6575